Exhibit 99.1

Zentalis Pharmaceuticals Reports Full Year 2025 Financial Results and Operational Updates

•On track for DENALI Part 2a dose confirmation in 1H 2026
•DENALI Part 2 trial topline readout expected by year end 2026; potential to support accelerated approval
•On track to initiate the ASPENOVA Phase 3, randomized, confirmatory trial in 1H 2026
•Expanding azenosertib potential in ovarian cancer with the ongoing MUIR Part 2 trial evaluating the combination of azenosertib and bevacizumab as maintenance therapy
•$245.9 million cash, cash equivalents and marketable securities balance as of December 31, 2025, with projected cash runway into late 2027

SAN DIEGO — March 26, 2026 — Zentalis® Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical oncology innovator advancing late-stage development of investigational first-in-class WEE1 inhibitor azenosertib as a biomarker-driven treatment approach for ovarian cancer, today announced financial results for the year ended December 31, 2025, and highlighted recent corporate accomplishments and milestones expected for 2026.

“The completion of enrollment for DENALI Part 2a represented a key milestone to enable dose confirmation in the first half of 2026, with topline DENALI Part 2 trial readout anticipated by year-end. Results from the DENALI Part 2 trial could potentially support accelerated approval, pending study outcome,” said Julie Eastland, Chief Executive Officer. “In parallel, we expect to initiate the randomized Phase 3 confirmatory trial to support potential full approval, known as ASPENOVA, in the first half of 2026. The ASPENOVA trial will compare azenosertib to the current standard-of-care single, agent chemotherapy in the Cyclin E1+ PROC population. Beyond the lead indication Cyclin E1-positive platinum-resistant ovarian cancer (PROC), Zentalis is investigating azenosertib in combination with bevacizumab in earlier treatment settings for ovarian cancer in our MUIR study, and we plan to explore additional tumor types where WEE1 inhibition may have therapeutic relevance.”

“2026 is expected to be a defining year for Zentalis. With a strong financial foundation, we continue to focus on advancing azenosertib, a potentially first-in-class, non-chemotherapy, oral treatment for patients with Cyclin E1-positive PROC – a group with substantial unmet medical needs.” Ms. Eastland added.

Program Updates
•DENALI: Completed enrollment in DENALI Part 2a, supporting registration-intended development of azenosertib in Cyclin E1-positive PROC. The Company completed enrollment in Part 2a of the Phase 2 DENALI clinical trial (NCT05128825) in 2025. Part 2a is designed to confirm the recommended pivotal study dose for azenosertib monotherapy in Cyclin E1-positive PROC with a target enrollment of up to approximately 30 patients at each of two dose levels with an intermittent single, daily dosing with five days on, two days off dosing schedule: 400mg QD 5:2 and 300mg QD 5:2.
•ASPENOVA: Aligned with the FDA on Phase 3 ASPENOVA trial design. The Company aligned with the FDA on the design for ASPENOVA, a Phase 3 randomized, confirmatory trial of azenosertib vs. standard-of-care chemotherapy in patients with Cyclin E1-positive PROC to support full approval and meet requirements for the accelerated approval pathway.
•MUIR: Evaluating the combination of azenosertib and bevacizumab as maintenance therapy in ovarian cancer. MUIR (NCT04516447) is an open-label, phase 1b study, evaluating azenosertib combination regimens in patients with ovarian cancer. Part 1 studied azenosertib in combination with various chemotherapies in PROC patients. In Part 2, azenosertib is studied in combination with bevacizumab as maintenance therapy in patients with ovarian cancer. The Company presented a trial-in-progress e-poster on MUIR Part 2 at the 2026 European Society of Gynecological Oncology annual meeting.

Anticipated 2026 Milestones
•Dose confirmation for azenosertib monotherapy in Cyclin E1-positive PROC expected in the 1H 2026.
•Phase 3 ASPENOVA trial is expected to initiate in the 1H 2026.
•DENALI Part 2 topline trial readout on track and expected by year end 2026. DENALI Part 2, if successful, has the potential to support accelerated approval, subject to FDA feedback.

Full Year 2025 Financial Results
•Cash, Cash Equivalents and Marketable Securities: As of December 31, 2025, the Company had cash, cash equivalents and marketable securities of $245.9 million. The Company believes that its existing cash, cash equivalents and marketable securities as of December 31, 2025 will be sufficient to fund its operating expenses and capital expenditure requirements into late 2027, beyond anticipated DENALI topline trial readout.

•Research and Development Expenses: Research and development, or R&D, expenses for the year ended December 31, 2025 were $107.3 million, compared to $167.8 million for the year ended December 31, 2024. The decrease of $60.5 million was primarily due to decreases of $22.3 million for clinical expenses, $12.9 million for lab services, $8.8 million for drug manufacturing, and $1.3 million for supplies and other expenses. A decrease of $16.4 million from personnel expense, of which $6.5 million was non-cash stock-based compensation, also contributed to the overall reduction in research and development expenses. These decreases were partially offset by an increase of $1.2 million from a one-time, non-cash impairment charge recorded on research and development equipment during the first quarter ended March 31, 2025.

•General and Administrative Expenses: General and administrative expenses for the year ended December 31, 2025, were $37.7 million, compared to $87.1 million during the year ended December 31, 2024. The decrease of $49.4 million was primarily due to a decrease of $47.1 million of personnel expense, of which $40.8 million was non-cash stock-based compensation. Decreases of $3.3 million related to consulting and outside services also contributed to the overall reduction in general and administrative expenses. These decreases were partially offset by an increase of $1.0 million related to allocated and other costs.

About Azenosertib
Azenosertib is an investigational, potentially first-in-class, selective, and orally bioavailable inhibitor of WEE1 currently being evaluated in clinical studies in ovarian cancer and additional tumor types. WEE1 acts as a master regulator of the G1-S and G2-M cell cycle checkpoints, through negative regulation of both CDK1 and CDK2, to prevent replication of cells with damaged DNA. By inhibiting WEE1, azenosertib enables cell cycle progression, despite high levels of DNA damage, thereby resulting in the accumulation of DNA damage and leading to mitotic catastrophe and cancer cell death.

Azenosertib is in late-stage development as a potential treatment for Cyclin E1-positive platinum-resistant ovarian cancer (PROC). There is currently no approved treatment option specifically for this biomarker-selected population which comprises approximately 50% of PROC patients. Cyclin E1 protein overexpression has been established as a sensitive and specific predictive biomarker for identifying patients who could potentially derive benefit from azenosertib treatment, based on retrospective analysis of azenosertib studies in PROC. Validation of the Cyclin E1 companion diagnostic assay is ongoing in the DENALI and ASEPENOVA trials.

About DENALI Clinical Trial
DENALI is a multi-part Phase 2 registration-intent clinical trial (NCT05128825) studying azenosertib in platinum-resistant ovarian cancer (PROC) patients. Part 1b enrolled patients with PROC regardless of Cyclin E1 protein expression, all treated at 400mg QD 5:2 (intermittent single, daily dosing with five days on, two days off dosing schedule). Interim results from Part 1b were presented at the Society of Gynecologic Oncology (SGO) 2025 Annual Meeting. Part 2 is prospectively enrolling PROC patients with Cyclin E1 protein overexpression based on Zentalis' proprietary immunohistochemistry cutoff. Part 2 includes Part 2a, a dose confirmation portion evaluating two doses, 300mg QD 5:2 and 400mg QD 5:2, and Part 2b, a portion designed to complete enrollment at the selected dose informed by Part 2a results. The trial design was aligned with the U.S. Food and Drug Administration (FDA). Part 2, in total, is designed for accelerated approval, pending study outcome and discussions with the FDA.

About Zentalis Pharmaceuticals
Zentalis is a clinical oncology innovator developing a treatment approach for ovarian cancer and multiple tumor types. Leveraging therapeutics development and biomarker expertise, Zentalis is advancing monotherapy and combination studies of its first-in-class WEE1 inhibitor, azenosertib. Focused on translating WEE1 science into clinical practice, we aim to equip physicians with a targeted, non-chemo, orally available medicine that enhances treatment experience, choice, and outcomes. Our mission: to unburden cancer patients with more convenience and care.

For more information, please visit www.zentalis.com. Follow Zentalis on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the potential for azenosertib to be first-in-class; the significance of the referenced data on the late-stage development of azenosertib; the potential benefits of azenosertib, including the potential for azenosertib to be an important treatment option for patients with ovarian cancer or other indications; the broad potential of azenosertib; the Company’s biomarker-driven strategy for azenosertib; the potential to advance research on additional areas of opportunity for azenosertib as maintenance therapy in ovarian cancer and to explore additional tumor types; our anticipated milestones and the timing thereof, including the anticipated timing of DENALI Part 2a dose confirmation and the topline readout from DENALI Part 2, and the initiation, design, conduct and timing of our confirmatory APSENOVA Phase 3 trial; our anticipated cash runway; and our planned regulatory strategy for azenosertib and the timing thereof, including the potential for DENALI Part 2 to support an accelerated approval. The terms “anticipate,” “advance,” “believe,” “continues,” “design,” “develop,” “expect,” “intent,” “on track,” “plan,” “potential,” “runway,” “strategy,” “target,” and “will” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of azenosertib; our plans, including the costs thereof, of development of a companion diagnostic; risks relating to the regulatory approval process or ongoing regulatory obligations; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; potential unforeseen events during clinical trials could cause delays or other adverse consequences; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel, and risks relating to management transitions; significant costs as a result of operating as a public company; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

ZENTALIS® and its associated logo are trademarks of Zentalis and/or its affiliates. All website addresses and other links in this press release are for information only and are not intended to be an active link or to incorporate any website or other information into this press release.

Zentalis Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2025	2024	2023
Revenues from Licensing and Sales of Intellectual Property	$—	$67,425	$—
Operating Expenses
Research and development	107,295	167,768	189,590
Zentera in-process research and development	—	—	45,568
General and administrative	37,717	87,115	64,351
Restructuring	7,796	—	—
Goodwill impairment	—	3,736	—
Total operating expenses	152,808	258,619	299,509
Loss from operations	(152,808)	(191,194)	(299,509)
Other Income (Expense)
Investment and other income, net	16,190	25,504	22,617
Net loss before income taxes	(136,618)	(165,690)	(276,892)
Income tax expense (benefit)	442	177	(601)
Loss on equity method investment	—	—	16,014
Net loss	(137,060)	(165,867)	(292,305)
Net loss attributable to noncontrolling interests	—	(28)	(114)
Net loss attributable to Zentalis	$(137,060)	$(165,839)	$(292,191)
Net loss per common share outstanding, basic and diluted	$(1.91)	$(2.33)	$(4.47)
Common shares used in computing net loss per share, basic and diluted	71,869	71,080	65,409

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(In thousands)

	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$245,893	$371,084
Working capital (1)	216,632	333,341
Total assets	288,967	430,337
Total liabilities	72,763	93,151
Total Zentalis equity	$216,204	$337,186

(1) The Company defines working capital as current assets less current liabilities.

Contact:
Aron Feingold
VP, Investor Relations & Corporate Communications
ir@zentalis.com